EXHIBIT 99.1

Edge Petroleum Provides Quarterly Operations Update Noting an 89 Percent Drilling Success Rate and an 11 Percent Production Increase Over the Previous Quarter

HOUSTON, Aug. 7, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) today provided an update on its operating activities through the end of the second quarter, a summary of recent activity and expectations for future activity. Through the end of the second quarter, Edge has spud a total of 34 wells. Six of the wells spud this year are outside operated wells in the Fayetteville/Moorefield Shale play which are waiting on a rig to drill the horizontal section and for completion. As of June 30, 2007, a total of 19 wells have been logged with only two dry holes for an apparent success rate of 89%. Since the end of the quarter, seven additional wells have been logged, all apparent successes, raising our apparent success rate to 93%. An additional six wells have been spud. Currently, 13 wells are in various stages of completion, four wells are currently drilling and three drilling rigs are moving onto new locations. In the third quarter, a total of 20 to 30 wells are expected to be spud.

Our second quarter wells include 10 wells in south Texas, one well in southeast Texas, two wells in Arkansas and seven wells in New Mexico. A detailed discussion of many of these wells was provided in our press release dated June 19, 2007.

Production for the second quarter was an estimated 6.4 Bcfe, a record level for Edge, an 11% sequential increase from the previous quarter and a 42% increase over the same quarter in 2006. This represents an average of 70 MMcfe per day. Edge's estimated production exit rate as of June 30, 2007 was 77.3 MMcfe per day.

Edge currently has three wells drilling in Texas. Two rigs are currently working in south Texas in the Flores/Bloomberg Field. They are drilling the Bloomberg 62 (Edge Operated, W.I. 32.5%) and the State-Slick "B" 12 (Edge Operated, W.I. 50%). We expect these two rigs to work continuously in this field well into 2008. In our Chapman Ranch Field, one rig is drilling the Chapman Ranch No. 23 (Edge Operated, W.I. 88%) and one rig is moving onto location at the Chapman Ranch No. 15 (Edge Operated, W.I. 88%). We expect these rigs at Chapman Ranch to work continuously in this field well into 2008. In southeast New Mexico, one rig is working at the Southeast Lusk 34 No. 5 (Edge Operated, W.I. 50%).

Also in south Texas, at our non-operated Encinitas Field where drilling plans for last year got deferred, the operator has approved three new well proposals from Edge. Edge will have a non-operated, 22.5% W.I. in each of the Lopez #25, Lopez #26 and the McGill Bros. NCT #105 wells. These wells are expected to be drilled back-to-back as soon as a rig can be placed under contract.

In the Fayetteville/Moorefield Shale Play in Arkansas, two rigs are moving to new locations and should spud by the end of the week. The wells are the Simmons 1-21H (Edge Operated, W.I. 63.6%) and the Townsend 1-27H (Edge Operated, W.I. 66.4%). We also expect these two rigs to work continuously in this play into next year. Edge how has State approval for a total of eight, 640 acre operated drilling units, and is seeking approval for another two.

John W. Elias, Edge's Chairman, President and CEO, reported, "Our drilling program accelerated as we progressed through the second quarter, and we are experiencing good results. We have spud nine wells in August, well on our way to our target of 20 to 30 wells for the quarter. We continue to be very optimistic about the opportunities we are seeing in several of our focus areas, especially in the Flores/Bloomberg Field, Chapman Ranch Field, Encinitas Field and the Fayetteville/Moorefield Shale Play. We are adding an additional rig at the Chapman Ranch Field and are considering adding additional rigs to these other fields based upon our inventory of drillable locations and recent results. We expect that continued sequential growth in production should result from these recent and expected future drilling activities. Although we got off to a slower start, after closing the large acquisition early this year, than we had planned, we have recently moved to a new level of sustained activity, which we expect to translate into positive future results."

Edge will host a conference call to discuss operations and second quarter financial results on August 10, 2007 at 9:30 a.m. Central. Interested parties may participate by dialing 800-819-9193. The call will also be webcast and can be accessed by logging onto the web at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=26906&c=EPEX&mediakey=AF3EE3767C2269BDEA252C802FD34E33&e=0. If you are unable to participate during the live webcast, the call will be archived at www.edgepet.com on the Investor Relations page of the site.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge common stock is listed on the NASDAQ Global Select Market under the symbol "EPEX."

The Edge Petroleum Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3537

Statements regarding production volumes, drilling activity, all guidance and forecasts for the third quarter and full year 2007, increased production, drilling rig availability, future growth, production rates, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

CONTACT: Edge Petroleum Corporation
         Michael G. Long, Chief Financial Officer
         (713) 654-8960